May 5, 2014

Dane,
Groupon, Inc. is excited to formally offer you an exempt, full-time position as General Counsel & Secretary, reporting to Eric Lefkofsky in Chicago, IL. The terms of the offer are detailed below. Please be aware that this offer is contingent upon your returning a signed copy of this letter to Groupon, our approval of the results of a pre-employment background check (if requested), your ability to provide appropriate proof of your identity and eligibility to work in the United States and your signing our Employee Innovations and Proprietary Rights Assignment Agreement.
Compensation

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Base Salary: Your annualized base salary will be Three Hundred Seventy-Five Thousand Dollars ($375,000), less withholdings and deductions. Groupon utilizes a semi-monthly payroll (24 pay periods per year).

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Annual Incentive Compensation:  You will be eligible to participate in the annual incentive compensation program for Groupon’s senior executives in accordance with the provisions of such program, as amended from time to time. You will be eligible for a discretionary performance bonus with a target at 100% of your eligible base salary, of which the amount funded will be determined, annually, by the CEO.  For the remainder of calendar year 2014 and all of calendar year 2015 your bonus will be guaranteed at target and paid on a pro-rata, monthly basis.

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Restricted Stock Units: Contingent upon the satisfaction of all contingencies set forth above and upon approval of the Compensation Committee of the Board of Directors, as of your Start Date you will be granted a Restricted Stock Unit Award (RSU) pursuant to the Company’s 2011 Stock Plan for 857,500 units. The RSUs will vest as follows: 1/4th will vest on the first anniversary of your date of hire and 1/16th will vest in each of the subsequent twelve quarters, conditioned upon your continuous employment with Groupon as of each applicable vesting date. The awards will be subject to the terms of the 2011 Incentive Plan and a Notice of Grant and Grant Agreement that you will be required to sign as a condition of receiving the awards.

•	Sign-on Bonus: Groupon will provide $100,000 in additional compensation delivered ratably at each regularly-schedule pay period over your first six months of employment.

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Groupon reserves the right to modify the terms of your compensation in the future. However, it will not modify the terms of your bonus guarantee and sign-on bonus as described above. In addition, we agree not to reduce your annual base salary or bonus target other than in connection with reductions made to all senior executives.

Benefits

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Regular, full-time employees are eligible for health insurance, dental and vision insurance, an employee assistance program, flexible spending accounts, life insurance, short/long term disability, paid time off and the option to enroll in Groupon’s 401(k) plan on the 1st of the month following your Start Date. Participation in any benefit program is subject at all times to the terms of any applicable plan or policy.

•	You will be granted the same perquisites as other similarly situated senior executives of Groupon.

•	As of your Start Date, Groupon will enter into the enclosed Groupon, Inc. 2014 Severance Benefit Agreement (the “Severance Agreement”) with you.

•	Except as described above, Groupon reserves the right to modify, change, or cease these benefits or begin new benefits in the future.

Groupon, Inc. is an Equal Opportunity Employer

At all times, your employment at Groupon will be “at will,” which means either you or Groupon may end the relationship at any time, for any reason or no reason at all, with or without notice.  Although your job duties, responsibilities, title, compensation, and benefits may change from time to time, only a duly authorized officer of Groupon can change the “at will” nature of your employment in an express written agreement.
By accepting this offer of employment, you represent and warrant that you will not use or disclose any confidential, proprietary, or trade secret information of any prior employer or use or disclose any information belonging to any third party that Groupon would not have the right to use without restriction.
At all times, you will be subject to all policies, procedures and practices of Groupon, including those in the Global Code of Conduct and Employee Handbook.  You also agree that while employed by Groupon, you will: (i) devote your full professional time and attention to Groupon; (ii) not engage in any employment, business or activity that may harm Groupon’s reputation or good name; and (iii) not assist any person or organization in competing with Groupon, in preparing to compete with Groupon, or in hiring any Groupon employees.
We will mutually agree on the date you will commence employment, provided that it is no later than July 14, 2014 (such mutually agreed date, the “Start Date”). On your Start Date, please provide us with proof of identity and United States work authorization to complete the required Form I-9, Employment Eligibility Verification. Please refer to page 9 of http://www.uscis.gov/files/form/i-9.pdf for a complete list of eligible documentation. Any representations that may have been made to you that are not contained in this letter are superseded by this offer, and the terms of this letter can only be modified by a written document signed by you and a duly authorized representative of Groupon.
As discussed with you, you believe that your acceptance of this offer by Groupon will not violate any legally enforceable agreements with or obligations owed to your prior employer (the “Prior Employer”). However, we recognize that even if a meritless lawsuit is filed against you by the Prior Employer, it may be expensive for you to defend and may dissuade you from accepting or continuing in employment with us. Therefore, we agree that if the Prior Employer brings a lawsuit against you based on allegations that your employment with Groupon constitutes a breach of any agreements with or obligations owed to the Prior Employer, we will reimburse you for the reasonable legal fees and costs that you may incur in defending against the lawsuit as well as indemnify you for any damages that may be awarded against you.
Please be aware that this offer is contingent upon: (i) you returning a signed copy of this letter to Groupon no later than 10 days after the date of this letter; (ii) our approval of the results of a pre-employment background check (if requested); (iii) your ability to provide appropriate proof of your identity and eligibility to work in the United States; and (iv) you signing our Employee Innovations and Proprietary Rights Assignment Agreement.
Please signify your acceptance of this offer by signing and returning this letter to Groupon no later than 10 days after the date of this letter.

Thank you and congratulations!

Sincerely,

/s/ Jason Child

Jason Child
Chief Financial Officer
Groupon, Inc.

Accepted By: /s/ Dane Drobny

Agreed and accepted this 11th day of May, 2014

Groupon, Inc. is an Equal Opportunity Employer